Exhibit 7.08

English Translation

UNDERTAKING TO ISSUE STANDBY LETTER OF CREDIT

To: New iSoftStone Holdings Limited

We hereby undertake to ensure that China Merchants Bank Co., Ltd., Shenzhen Branch will issue a standby letter of credit within seven (7) business days after Beijing Ruantong Xutian Technology Development Co., Ltd. (the “Applicant”) requests such issuance provided that the Applicant is entitled to apply for credit facilities (including credit facilities by way of issuance of standby letters of credit) from our bank in an aggregate amount of no less than RMB900 million (inclusive). Such standby letter of credit shall be in an amount of not exceeding RMB900 million and issued for the purpose of securing the indebtedness owed by New iSoftStone Holdings Limited to China Merchants Bank Co., Ltd., Hong Kong Branch and in substantially the same form as the attached form of standby letter of credit (please refer to the attachment).

China Merchants Bank Co., Ltd., Shenzhen Shangbu Branch

(Official chop/ contract specific chop)

Legal representative:

(signed)	/s/ Junqing Meng

day of April 18, 2014.

Attachment Form of Standby Letter of Credit

China Merchants Bank Irrevocable Standby Letter of Credit for Finance Format

Date of Issue:

Advising Bank:

Standby Letter of Credit Ref.:

Date of Expiry:

Beneficiary (name and address):

Dear sirs,

At the request of Name:                             (Applicant), we hereby establish our Irrevocable Standby Letter of Credit No.                                           in your favour for up to the aggregate amount (inclusive of all accrued interests and charges) of (AMOUNT IN FIGURES AND WORDS)              available by drafts drawn at sight on us marked “Drawn under China Merchants Bank,      Branch Irrevocable Standby Letter of Credit No.                                          dated                     ” and accompanied by a statement purportedly signed by the authorized officers of beneficiary stating that:

We hereby certify that the amount of the draft represents the unpaid indebtedness (inclusive of accrued interests and charges) due to us by Name:                                          (Borrower) under the credit facilities granted by us to the Borrower.

Special conditions:

☐ partial drawing is allowed. ☐ Multiple drawings are allowed.

☐ All bank charges relating to this Standby Letter of Credit are for Applicant’s account.

☐ All banking charges outside China are for account of the beneficiary.

☐ This Standby Letter of Credit is non-transferable.

This Standby Letter of Credit will expire on                      (Expiry Date) at our counters. The above-mentioned drafts and statements must reach us at (address of the branch) , China on or before the expiry date.

We hereby agree and undertake that drafts drawn under and in compliance with the terms and conditions of this credit will be duly honoured upon presentation

WE CONFIRM THAT (i) all authorizations and approvals (including any approval limit from          (SAFE)) required to enable us to lawfully issue and perform this (standby letter of credit) / (bank          guarantee) / (payment undertaking) have been obtained and are in full force and effect, and          (ii) we have complied and will at all times comply, with all applicable laws and regulations          of the Mainland in relation to this (standby letter of credit) / (bank guarantee) / (payment          undertaking).

This Standby Letter of Credit is subject to the International Standby Practices (ISP 98).